Exhibit 99.1

Legacy Housing Corporation Reports Fourth Quarter 2020 Financial Results

BEDFORD, Texas, March 16, 2021 (GLOBE NEWSWIRE) -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the fourth quarter ended December 31, 2020.

Financial Highlights:

●	Net revenue for the fourth quarter of 2020 was $48.7 million. This was a 12.5% or $5.4 million increase from the fourth quarter of 2019.
●	Interest revenue from our consumer and mobile home park portfolios for the fourth quarter of 2020 was $6.4 million. This was a 10.0% or $0.6 million increase from the fourth quarter of 2019.
●	Selling, general and administrative expense in the fourth quarter of 2020 was $4.9 million. This was a decrease of 20.9% or $1.6 million from the $6.6 million recorded in the fourth quarter of 2019.
●	Income from operations during the fourth quarter of 2020 was $13.1 million. This was an increase of 46.8% or $4.2 million compared to fourth quarter of 2019.
●	Net income in the fourth quarter of 2020 was $10.5 million. This was an increase of 52.9% or $3.6 million compared to the fourth quarter of 2019.
●	Diluted earnings per share for the fourth quarter of 2020 were $.44. This was an increase of 57.1% or $.16 compared to the fourth quarter of 2019.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “We are proud of our 2020 results as highlighted by the continued growth in earnings per share which increased more than 33% this year. Our backlog going into to 2021 is excellent. Factory production has returned to pre-COVID-19 levels. We remain focused on increasing the tangible book value of the company for our shareholders. This year, Legacy increased the tangible book value of the company by 17.5%.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call- Thursday, March 18 at 10 AM (Central Time)

Senior management will discuss the results of the second quarter of 2020 in a live webcast and conference call on Thursday, March 18, 2021 at 10:00 AM Central Time. To register and participate in the webcast, please go to https://edge.media-server.com/mmc/p/f5by37h7, which will also be accessible via www.legacyhousingusa.com under the Investors link. In order to dial in, please call in at 866-952-6347 and enter Conference ID 4446358 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $120,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Shane Allred, Director of Financial Reporting, (817) 799-4903
investors@legacyhousingcorp.com

or

Media Inquiries:

Kira Hovancik, (817) 799-4905

pr@legacyhousingcorp.com